                                                                   Exhibit 10.11

                                March 13, 1996



PYA/Monarch Inc.
Spec. Dist.
80 Int'l Drive
Suite 200
Greenville, SC  29615

Gentlemen:

     PYA/Monarch, Inc. ("PYA") currently supplies produce, food stuff and other supplies (collectively, "Products") to certain facilities of Morrison Restaurants Inc. ("Morrison"), including to the Health Care Division, the Family Dining Division and the Specialty Dining Division, pursuant to the terms of a Supply Agreement dated July 8, 1988 between PYA and Morrison, as amended (the "Supply Agreement"). Morrison has approved a Plan of Distribution pursuant to which it has transferred all of its assets and liabilities related to the Health Care Division to Morrison Health Care, Inc., a newly-created, wholly owned subsidiary of Morrison and a Georgia corporation ("MHCI"), and transferred all of its Family Dining Division assets and liabilities to Morrison Fresh Cooking, Inc, a newly-created, wholly-owned subsidiary of Morrison and a Georgia
corporation ("MFCI").   On or about March 9, 1996, Morrison plans to distribute
all of the issued and outstanding stock in each of MHCI and MFCI to its stockholders. Immediately thereafter, the Specialty Dining Division, which remained with Morrison, will reincorporate by means of a merger in the state of Georgia, and shall change its name to Ruby Tuesday, Inc. ("RTI")(the foregoing transactions shall be referred to collectively as the "Reorganization"). Following the Reorganization, each of MHCI, MFCI and RTI (collectively, the "Morrison Companies") desires to provide for the continuation of supplier arrangements with PYA pursuant to the terms of the Supply Agreement.

     This letter will confirm that PYA has agreed to continue to supply Products to each of the Morrison Companies and the Morrison Companies have agreed to continue to purchase Products from PYA following the Reorganization under the terms of the Supply Agreement (assuming compliance with the Supply Agreement by each of the Morrison Companies as if the Reorganization had not occurred). Each of the Morrison Companies shall have such rights and obligations as if it were the "Buyer" under the Supply Agreement, except as modified by this letter agreement.

     Section 2(b)(i) of the Supply Agreement, regarding the percentage of Products to be purchased by each division of Morrison is hereby amended to reflect the Reorganization such that RTI will be obligated to purchase 60% of all of its Products from PYA, MFCI will be obligated to purchase 85% of all of its Products from PYA, and MHCI will be obligated to purchase 35% of all of its Products from PYA.

     Section 2(b)(ii) of the Supply Agreement, regarding the annual aggregate purchase requirement, which is currently $183,000,000 for Morrison, shall be allocated among the Morrison Companies such that RTI shall have an annual aggregate purchase requirement of $76,000,000, MHCI shall have an annual aggregate purchase requirement of $31,000,000, and MFCI shall have an annual aggregate purchase requirement of $76,000,000. Such amounts may be adjusted from time to time as set forth in clause (ii) of Section 2(b).
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PYA/Monarch Inc.
March 13, 1996
Page 2


     Each of the Morrison Companies will continue to place orders, and PYA will continue to accept orders, deliver Products and bill in accordance with past practices except as follows:

     (i) PYA will assign new billing codes to each of the Morrison Companies for placing orders with PYA;

     (ii) PYA shall bill each of the Morrison Companies separately for their respective purchases, providing each the benefit, however, of the aggregate volume of purchases of all with respect to any volume discounts, rebates or similar incentives offered by PYA under the Supply Agreement; and

     (iii) PYA will supply Products to each of the Morrison Companies on the same credit terms afforded to Morrison until such time as such company may default in its obligations, at which time PYA may revise such company's credit terms or otherwise exercise its rights with respect to that company consistent with the terms of the Supply Agreement.

     In the event of a default by one of the Morrison Companies of any of its obligations under the Supply Agreement, PYA's rights or remedies with respect to such a default will be enforceable only against the company in default and PYA's obligations with respect to the non-defaulting companies will remain unaffected, except to the extent that a decline in the aggregate level of purchases under the Supply Agreement may affect pricing and rebates in accordance with the terms of the Supply Agreement.

     The Morrison Companies have organized a purchasing co-operative, MRT Purchasing, LLC, ("Purchasing Co-op") for purposes of negotiating purchasing arrangements mutually beneficial to the companies going forward. The Purchasing Co-op has the exclusive authority to negotiate on behalf of the Morrison Companies, but each of the companies upon its agreement shall be individually bound in any contractual arrangements. PYA acknowledges that the Purchasing Co-op will be responsible for oversight of the operation of PYA under the Supply Agreement and the negotiation of all amendments to the Supply Agreement.

     The Purchasing Co-op will also manage and monitor purchasing activities on behalf of the Morrison Companies much in the same manner the Purchasing Department is currently engaged on behalf of Morrison. In this regard, PYA agrees to send to the Purchasing Co-op the same kinds of reports which are currently sent to the Purchasing Department of Morrison. The Morrison Companies may request that all rebates for purchases under the Supply Agreement be sent to the Purchasing Co-op on their behalf, for distribution by the Purchasing Co-op to the appropriate companies.

     This Agreement shall become effective upon the effectiveness of the Distribution, which is scheduled to occur on or about March 9, 1996 and shall continue for the remainder of the term of the Supply Agreement.
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PYA/Monarch Inc.
March 13, 1996
Page 3

     If this accurately reflects our agreement, please sign in the space provided below.

                                       Sincerely,

                                       MORRISON RESTAURANTS INC.


                                       By: /s/ J. Russell Mothershed
                                          ---------------------------------

                                           Title: Senior Vice President
                                                 ----------------------------


                                       MORRISON HEALTH CARE, INC.


                                       By: /s/ J. Russell Mothershed
                                          ---------------------------------

                                           Title: Vice President
                                                 ----------------------------

                                       MORRISON FRESH COOKING, INC.


                                       By: /s/ J. Russell Mothershed
                                          ---------------------------------

                                           Title: Vice President
                                                 ----------------------------


Accepted and agreed to this 7th day of March, 1996:


                                       PYA/MONARCH, INC.


                                       By: /s/ [Illegible]
                                          ---------------------------------

                                           Title: President, Specialty
                                                  Distribution Division
                                                  of PYA/Monarch, Inc.
                                                  ---------------------